Exhibit 99.1

CervoMed to Deliver Late-Breaking Oral Presentations at the 17th Clinical Trials on Alzheimer's Disease Conference (CTAD)

Plasma biomarker data from AscenD-LB Phase 2a study and baseline data from the RewinD-LB Phase 2b study to be featured in late-breaking oral presentations at CTAD

Boston, September 26, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical-stage company focused on developing treatments for age-related neurologic disorders, today announced that it will deliver two oral presentations that inform on the potential of neflamapimod as a treatment for patients with dementia with Lewy bodies (DLB) at the Clinical Trials on Alzheimer’s Disease Conference (CTAD) taking place October 29 – November 1, 2024, in Madrid, Spain.

“We are delighted that both of our abstracts have been accepted as late-breaking oral presentations at this year’s CTAD,” said John Alam, MD, Chief Executive Officer of CervoMed. “This recognition by the conference scientific committee, whom we thank, reflects both the urgent need to address the impact of DLB on patients and their families and the importance of the ongoing RewinD-LB Phase 2b study to the dementia clinical research community.”

Dr. Alam continued, “The baseline data from RewinD-LB demonstrates the disease burden at study entry is consistent with our expectations when we designed and powered the study. Additionally, the plasma biomarker data indicate that neflamapimod acts on the underlying disease process in DLB. Combined, the findings being reported in the two presentations increase our confidence in the RewinD-LB trial’s positive outcome. We look forward to reporting the topline data from RewinD-LB in December of this year.”

Details of the CTAD presentations are as follows:

Abstract Title: Plasma biomarker data indicates clinical activity of neflamapimod in dementia with Lewy bodies (DLB) is mediated through effects on the basal forebrain cholinergic system
Format: Oral Presentation
Session Name: Late Breaking Oral Communications
Session Date and Time: Friday, November 1, 2024, 11:15 am CET

Abstract Title: Participants enrolled in the RewinD-LB clinical trial: a large cohort of patients with dementia with Lewy bodies (DLB) without tau-related temporal lobe neurodegeneration, as defined by absence of elevation in plasma ptau181
Format: Oral Presentation
Session Name: Late Breaking Oral Communications
Session Date and Time: Friday, November 1, 2024, 4:40 pm CET

About CervoMed

CervoMed Inc. (the “Company”) is a clinical-stage company focused on developing treatments for age-related neurologic disorders. The Company is currently developing neflamapimod, an investigational, orally administered small molecule brain penetrant that inhibits p38 mitogen-activated protein kinase alpha. Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that causes disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with early-stage DLB.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to, the therapeutic potential of neflamapimod and the anticipated timing and achievement of clinical and development milestones, including the completion and achievement of primary endpoints of the RewinD-LB Phase 2b clinical trial and the Company’s announcement of topline data therefrom. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “might,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials, including RewinD-LB; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (SEC) on March 29, 2024, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579